EXHIBIT 2.1





               ASSET PURCHASE AGREEMENT



                       BETWEEN

               HAEMONETICS CORPORATION
                       (BUYER)

                         AND

         GATEWAY COMMUNITY BLOOD PROGRAM, INC.
                      (SELLER)



                 Dated: August 1, 1997

                   ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement") is dated August 1 1997, between Haemonetics Corporation, a Massachusetts corporation ("Buyer"), and Gateway Community Blood Program, Inc., a Missouri corporation ("Seller") and a wholly-owned subsidiary of HemaCare Corporation, a California corporation ("Parent").

                            RECITALS

     A. Seller is a blood bank engaged in the preparation and distribution of human whole blood, human plasma, and other blood derivatives (collectively "Blood Products") and in related activities, conducted in the St. Louis, Missouri area as delineated in Schedule A (the service area herein referred to as the "Area").

     B. Buyer and Seller intentionally limit the scope of this agreement to the sale of assets as outlined below and no other assets of Seller unless such limitation would materially affect or impair Buyer's subsequent operation.

     C. Seller intends to obtain required state and federal approvals, consents, and permits, if any, to enable Seller to convey substantially all of the assets to Buyer.

     D. Buyer desires to purchase from Seller, Seller desires to sell to Buyer the assets as set forth herein other than the Excluded Assets (as defined herein).

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	Purchase And Sale Of Assets
------------------------------------

     1.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller shall sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer's request, to one or more wholly-owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase and accept all of the rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of the Seller, other than the Excluded Assets (as hereinafter defined) (collectively the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

          (a) Leased Real Property. All of the leases and subleases of real property with respect to real property leased by Seller (the "Real Property Leases") described on Schedule 1.1(a) with respect to the real property described thereon (the "Leased Real Property").

          (b) Personal Property Leases. All leases of equipment, vehicles, , furniture and other personal property leased by Seller (the "Personal Property Leases") described in
Schedule 1.1(b).

          (c) Equipment and Supplies. All equipment, vehicles, supplies, spare parts, furniture and all other personal property not included in inventory (other than personal property leased pursuant to Personal Property Leases) owned, utilized or held for use by Seller as described on Schedule 1.1(c).

          (d) Inventory. All inventories of blood, blood products, plasma, or other blood derivatives or other Blood Products or materials of Seller whether physically stored in the Leased Real Property or located at a hospital, a blood bank depository, a transfusion service, a blood collection center, a vehicle or elsewhere on the Closing Date (collectively the "Inventory")as described on Schedule 1.1(d).

          (e) Trade Rights. All the Seller's interest in any Trade Rights. As used herein, the term "Trade Rights" shall mean and include: (i) all United States, state and foreign trademark rights, business identifiers, trade dress, service marks, trade names, and brand names, including all claims for infringement, and all registrations thereof and applications therefor and all goodwill associated with the foregoing accruing from the dates of first use thereof; (ii) all United States and foreign copyrights, copyright registrations and copyright applications, including all claims for infringement, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all United States and foreign patents and patent applications, including all claims for infringement and all international proprietary rights associated therewith;
(iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; and (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property. The Trade Rights are listed on Schedule 1.1(e).

          (f) Contracts. All contracts, contractual rights, agreements, purchase orders and sales orders (hereinafter in this Section 1.1(f), "Contracts") of Seller listed below:

               (i) All Contracts for the provision of supplies, goods or services to the Seller ("Operating Contracts") listed in Schedule 1.1(f)(i).

               (ii) All Contracts with hospitals, health systems, third-party payors, blood bank depositories, transfusion services, or blood collection centers relating to the sale or distribution of Blood Products by Seller listed in Schedule
1.1(f)(ii) ("Distribution Contracts").

               (iii) All Contracts not constituting Employment Contracts (as defined below) with physicians and surgeons (including the Blood Bank Director) or with other licensed healthcare professionals which are required as a condition of state or federal licensure ("Administrative Contracts") listed in Schedule 1.1(f)(iii).

               (iv) Every other Contract to which Seller is a party which is listed on Schedule 1.1(f)(iv).

          Notwithstanding the provisions of Sections
1.1(f)(i), (ii), (iii) and (iv) above, Buyer shall not assume any written or oral employment agreements between Seller and any of its employees.

          The Contracts described in Sections 1.1(f)(i),
(ii), (iii) and (iv) above are hereinafter collectively described as the "Assumed Contracts." To the extent that any Assumed Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party or parties, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Assumed Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller agrees to cooperate with Buyer in any reasonable arrangement proposed to Buyer designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assumed Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Seller, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Assumed Contract and any such Assumed Contract shall not be deemed to be a Purchased Asset hereunder.

          (g) Operational Manuals and Literature. All procedure manuals (whether or not required as a condition of a Regulatory
Authorization, as defined below), protocols, educational or promotional literature, instructional materials and similar materials of Seller; provided, that nothing in this Agreement shall prevent Parent from using protocols, educational or promotional literature, instructional materials and similar materials in its operations which are substantially similar or identical to those used by Seller on or prior to the Closing
Date.

          (h) Records and Files and Associated Systems. All records, files, lists, specifications, designs, drawings, business records, operating data and other data of Seller, including, but not limited to, apheresis and whole blood donor lists maintained in the Area. Buyer shall have reasonable access to and the right to copy those records to be retained by Parent. Regardless of their location, the Buyer shall have access to the Seller's records for the underlying systems for identification of human blood and other Blood Products to the donors and traceability to the recipients and all records and the underlying systems relating to the identification and notification of donors and recipients of positive tests for viral hepatitis and/or antibody tests for probable causative agents for Acquired Immune Deficiency Syndrome (collectively, "Blood Bank Records").

               (i) Licenses; Permits; Other Authorizations. All state federal or local governmental licenses, registrations, permits, approvals or similar authorizations either held or applied for by the Seller ("Regulatory Authorizations") are listed on Schedule 1.1(i). To the extent Seller may lawfully transfer such Regulatory Authorizations to Buyer, they shall be considered Purchased Assets.

          (j)     Corporate Name.  The name "Gateway Community
Blood Program, Inc." and all of Seller's rights to use or allow others to use such name.

          (k) Deposits and Prepaids. All deposits and prepaid items listed on Schedule 1.1(k).

     1.2 Excluded Assets. The provisions of Section 1.1 notwithstanding, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Seller (collectively the "Excluded
Assets"):

          (a) Consideration. The consideration delivered by Buyer to Seller pursuant to this Agreement.

          (b) Cash and Securities. All cash and securities of the Seller.

          (c) Accounts Receivables. All accounts receivables of Seller prior to Closing.

          (d) Tax Credits. Franchise tax credits and tax refund claims (if any).

          (e) Tax and Corporate Records. Seller's financial, corporate and tax records. Prior to Closing, Buyer and its designated agents shall have reasonable access to such records and may make excerpts therefrom and copies thereof.

          (f) Leased and Owned Personal Property. The personal property described on Schedule 1.2.(f).

          (g) Non-Transferable Regulatory Authorizations. To the extent any Regulatory Authorization listed on Schedule 1.1(i) cannot lawfully be sold to Buyer as a Purchased Asset, it shall be an Excluded Asset but shall be dealt with by Buyer pursuant to
Section 7.1.

          (h) Third Party Claims. All claims against third parties arising prior to Closing.

2.	ASSUMPTION OF LIABILITIES
---------------------------------

     2.1 Liabilities to be Assumed. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer assumes and agrees to perform and discharge to the extent indicated below the following, and only the following, specific debts, liabilities and obligations of Seller (collectively the "Assumed Liabilities"):

          (a) Scheduled Liabilities. The accounts payable and accrued liabilities accruing on and after the Closing.

          (b) Contractual Liabilities. Seller's liabilities and obligations arising on and after the Closing Date under and pursuant to the Assumed Contracts, provided that Buyer shall not assume any obligation to deliver products or services with respect to which any payment has been made prior to the Closing Date, unless (i) Seller shall remit the amount of such payments to Buyer or (ii) a direct credit in such amount shall be provided to Buyer in the Purchase Price (as hereinafter defined).

          (c) Liabilities Under Permits and Licenses. Seller's obligations arising from and after the Closing Date under any Regulatory Authorization which are assigned to Buyer at the Closing pursuant to Section 1.1(i).

     2.2 Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any debts, liabilities, obligations or contracts of Seller and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of Seller.
Notwithstanding the provisions of Section 2.1 and without limiting the generality of the foregoing, Buyer is not assuming and Seller shall not be deemed to have transferred to Buyer the following debts, liabilities, obligations and contracts of
Seller:

          (a) Certain Contracts and Leases. Except as provided in Section 2.1(b), the obligations of Seller or Parent, on behalf of Seller, under and pursuant to the contracts and leases listed in Schedule 2.2(a).

          (b) Taxes, Penalties or Assessments Arising from Transaction. Any United States, foreign, state or other taxes, penalties or assessments applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, unrelated business income, transfer, sales, use, gross receipts or documentary stamp taxes or any obligation imposed on Buyer directly or indirectly arising from the transfer of the Purchased Assets from Seller to Buyer. Seller and Buyer agree that any applicable sales or transfer taxes will be borne equally by the parties.

          (c) Taxes. Any liability or obligation of Seller for any state or local franchise taxes, unrelated business income, inurement or private benefit (and any penalties or interest due on account thereof).

          (d) Blood Product and Related Liability. Any liability or obligation of Seller arising out of or in any way relating to or resulting from the operation by Seller prior to Closing, which is not an Assumed Liability, including but not limited to liabilities or obligations relating to: (i) any Blood Product obtained, manufactured, distributed or sold prior to the Closing Date or (ii) Seller's activities as a blood bank, including but not limited to, reporting or failing to report positive results for agents of viral hepatitis or antibodies which are probable causative agents for Acquired Immune Deficiency Syndrome. All non-assumed liabilities under this
Section 2.2(d) include any liability or obligation of Seller for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise.

          (e) Litigation Matters. Any liability or obligation with respect to any suits, actions, claims or proceedings, whether or not described in Schedule 2.2(e).

         (f) Infringements. Any liability to a third party under its intellectual property or other proprietary rights, including, but not limited to, claims arising out of the manufacture, use or sale of goods or apparatus, the performance of services, or the copying, modifying, distributing, performing or displaying of any work, arising prior to Closing.

          (g) Transaction Expenses. All liabilities, costs, obligations or expenses incurred by Seller in connection with this Agreement and the transactions contemplated herein.

          (h) Liability For Breach. Liabilities and obligations of Seller for any breach or failure to perform any of Seller's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract or agreement, whether or not assumed hereunder, including any breach arising from assignment of contracts hereunder without consent of third parties.

          (i) Liabilities to Affiliates. Liabilities and obligations of Seller to its present or former Affiliates except for obligations of Seller to its current employees. For purposes of this Agreement, the term "Affiliate" shall mean and include:

               (a) any former employee, director or officer of the Seller;

               (b) any current or former spouse of any person described in clause (i) or any person who is a member of the same household of the person described in clause (i) or who has resided with such person for more than 10 days in any calendar year.

          (j) Violation of Law and Regulations. Liabilities and obligations of Seller for any violation or alleged violation of or failure or alleged failure to comply with any statute, law, rule, regulation, order, writ, injunction or decree of any court or governmental authority.

          (k) Employee Liabilities. Any liability of Seller as employer of Seller's employees, whether such liability arises by statute, contract or otherwise.

3.	PURCHASE PRICE - PAYMENT
---------------------------------

     3.1     Purchase Price.  The purchase price (the "Purchase
Price") for the Purchased Assets shall be:

          (a)     the assumption of the Assumed Liabilities;
     plus

          (b) the net book value of the Seller's owned assets, supplies, inventories, deposits and prepaids as listed on Schedule 3.1(b) at Closing.

     plus (c)     Annual Installments, including a non-refundable
advance in the amount of $200,000, subject to Section 3.2(d).

     plus (d)    the sum of $100,000, subject to section 3.2 (e);

     3.2 Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

          (a) Assumption of Liabilities. At the Closing, Buyer shall deliver to Parent, for the benefit of Seller, such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

          (b) Cash to Seller. At the Closing, Buyer shall deliver to Parent, for the benefit of Seller, the amount required to be paid in Sections 3.1(b) and (c), subject to any adjustments contemplated by this Agreement, including Section 3.3.

          (c) Method of Payment. Payments under Section 3.1 shall be made in the form of certified or official bank check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

          (d) Annual Installments. Buyer, its Affiliates, successors, or assigns, agree to pay Parent, for the benefit of Seller, a percentage of the annual revenue generated in the Area for either a period of five (5) years after the Closing or until such payments total six hundred twenty two thousand dollars ($622,000.), whichever occurs first, calculated as follows:

               (i) At Closing, Buyer will advance Parent, for the benefit of Seller, a non-refundable sum of two hundred thousand dollars ($200,000.) ("Initial Advance").

               Within thirty days after the close of Buyer's fiscal year, Buyer will pay Seller a percentage of total gross revenues (determined in accordance with Generally Accepted Accounting Principles) generated in the Area during the prior twelve months of the Buyer's fiscal year, as calculated below, provided however that the first payment due hereunder shall be based upon revenues derived from the Closing until March 31, 1998 (the "Annual Installment"). The final payment will be paid forty-five (45) days after August 1, not March 31.

               (ii) Up to seventy five thousand dollars ($75,000) of each Annual Installment shall be credited against the Buyer's Initial Advance, until the cumulative amount of such credits equals $200,000. Should any Annual Installment exceed seventy five thousand dollars ($75,000), Buyer will pay Seller the remaining balance due on the Annual Installment.


      Fiscal Year Gross Revenue Ranges |  Percentage Payments to Seller For
                  (millions)           |         Revenue within Ranges
      ---------------------------------|-----------------------------------
                                       |
      For  revenue less than $1.5      |           4.0 %
      For revenue between $1.5 - $2.5  |           3.0 %
      For revenue between $2.5 - $4.0  |           1.5 %
      For revenue of $4 and greater    |           0.5 %

                Below is an example of how the Annual Installment would be calculated if in year one the fiscal year gross revenue was $2,850,000:

      Annual Installment                     Revenue     Percentage     Payment
                                                           Payment       Amount
      -----------------------------------  ------------  -----------  -------------
      For  revenue less than $1.5          $1,500,000    4.0 %        $   60,000
      For revenue between $1.5 - $2.5      $1,000,000    3.0 %        $   30,000
      For revenue between $2.5 - $4.0      $  350,000    1.5 %        $    5,250
                                           ----------    -----------  -------------
                                           Gross Amount Due           $   95,250
                                           Credit Towards Initial
                                            Advance                   $   75,000
                                                                      -------------
                                           ANNUAL INSTALLMENT DUE
                                           TO PARENT                  $   20,250
                                           =========================  =============

               (iii) The Buyer shall provide the Seller with a statement of revenue generated in the Area, in the form of
Schedule 3.2(d) each quarter until the earlier of five years after the closing or the receipt by Seller of $622,000 in Annual Installments. Seller shall have the right of audit and, in the event that such an audit reveals a discrepancy in Seller's favor greater than ten percent (10%) for any quarter, as reported by a statement of revenue provided by Buyer to Seller in accordance with the terms of this Section, Buyer shall pay to Seller an amount equal to such discrepancy, together with all reasonable fees and expenses associated with such audit.

           (e) Regulatory Approval. Seller has applied to the Food and Drug Administration (FDA) for an Establishment License and Product Licenses so indicated on Schedule 1.1(i). Buyer will pay Seller the sum of one hundred thousand dollars ($100,000) upon approval by FDA of all of those licenses ("Regulatory Approval") or the decision of Buyer not to pursue regulatory approval.

     3.3 Employee Payments and Adjustments. All employees of Seller as of the date of this Agreement are listed on Schedule
3.3 together with their gross compensation and job title. The amount of salaries, wages and other remuneration due in respect of periods to and including the date of Closing to such employees of Seller and the amount of bonuses, accrued vacation, holiday or sick pay or other benefits due to such employees for all such periods shall be paid by Seller directly to such employees on or before the Closing.

     3.4 Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with Schedule 3.4. Seller and Buyer will follow and use such allocation in all income, sales registration and other tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, Buyer and Seller will disclose such reports to the other prior to filing with the IRS.

4.      REPRESENTATIONS AND WARRANTIES OF SELLER
------------------------------------------------

     Seller and Parent make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, to the knowledge of the Seller or Parent's officers, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedules delivered to Buyer at the time of the execution of this Agreement, and shall survive for a period of two (2) years following the Closing of the transactions provided for herein.

     4.1     Corporate.

          (a) Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.

          (b) Corporate Power. Seller has (i) all requisite corporate power and authority to own, operate and lease its properties, as is now being conducted, and (ii) to enter into this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

          (c) No Dissolution or Liquidation. The Board of Directors of the Seller has not adopted any resolution or taken any other action with respect to dissolution, liquidation or winding up of the Seller, no such resolution or other action is proposed, under consideration or contemplated, and there is no proceeding or other action pending or, to the knowledge of the Seller threatened, proposed or contemplated by any court, administrative or governmental agency, instrumentality, commission, authority, board or body with respect to any dissolution, liquidation or winding up of the Seller, nor is there any basis for any such proceeding or other action.

          (d) Insurance Policies. All policies of liability insurance held by Seller which are within the scope of Section
4.12 are occurrence based policies, with the exception of the Professional Medical Liability Insurance, which is a claims made based policy.

     4.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Seller. No other or further corporate act or proceeding on the part of Seller or its Board of Directors is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid binding agreements of Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     4.3 No Violation. Except as set forth on Schedule 4.3 of the Disclosure Schedules, the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto, and the consummation by Seller of the transactions contemplated hereby and thereby (a) will not violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will not require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body, and (c) subject to obtaining the consents referred to in Schedule 4.3 of the Disclosure Schedule, will not violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Seller.

     4.4 Financial Statements. Included as Exhibit 4.4 are true and complete copies of the financial statements of Seller consisting of income statements.

     4.5     Tax Matters.

          (a) Tax Returns Filed. All federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Seller have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Seller has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries, wages and other compensation, remuneration or benefits paid to the employees of Seller.

          (b) Tax Audits. Seller has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Seller, or any claim for tax arising from unrelated business income, or any claim of inurement or private benefit. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

          (c) Other. Seller has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) been a party to any tax allocation or tax sharing agreement, or (v) been taxed on unrelated business income.

          4.6 Inventory. All Inventory referred to in Section 1.1(d) consists of a quality and quantity usable and saleable in the ordinary course of business. All Inventory is located on premises owned or leased by Seller as reflected in this Agreement.

          4.7 Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.7 or to any other Schedule hereto, since the date of the Letter of Intent, there has not been:

               (a) No Adverse Change. Any adverse change in the business, prospects or operations of Seller;

               (b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting the Purchased
Assets;

               (c) No Increase in Compensation. Any increase in the salaries, wages or other remuneration or compensation, or in any benefits payable or to become payable to any employee or agent of Seller (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

               (d) No Labor Disputes. Any labor dispute or disturbance;

               (e) No Amendment of Contracts. Entry into, amendment or termination by Seller of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

               (f) No Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director or employee of Seller, or any Affiliate;

               (g) No Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Seller's policies or practices with respect tothe granting of credit;

               (h) Regulatory Approval. Any denial of any Regulatory Approval or grant of a Regulatory Approval on terms or conditions not consistent with the relevant terms and conditions of this Agreement;

               (i) No Termination of Contracts. No termination, notice to terminate, or occurrence of an event which, with the passage of time or the giving of notice, would cause a termination of any Real Property Lease, Personal Property Lease,
Operating Contract, Distribution Contract or Administrative
Contract; or

                (j) No Unusual Events. Any other event or condition not in the ordinary course of business of Seller.

     4.8 Absence of Undisclosed Liabilities. Seller does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice which in the aggregate have not and will not have a material adverse effect on the business, financial condition or results of operations of Seller. Seller or Parent have no knowledge of any basis for the assertion against

Seller of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of the business and consistent with past practice.

     4.9 No Litigation. Except as set forth in Schedule 4.9 , to the knowledge of Seller or Parent's officers, there is no action, suit, arbitration or other proceeding, investigation or inquiry pending or threatened against Seller, its directors (in such capacity), or any of its assets, nor does Seller or any officer or director know, or have grounds to know, of any basis for any such proceedings, investigations or inquiries. Schedule
4.9 also identifies all such actions, suits, proceedings, investigations and inquiries to which Seller, any of its directors have been parties since the Seller's inception in 1995. Except as set forth in Schedule 4.9 , neither Seller nor its assets is subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     4.10    Compliance With Laws.

          (a) Compliance. To the best of the knowledge of Seller and Parent, their officers, except as set forth in
Schedule 4.10(a) , Seller (including each and all of its operations, practices, properties and assets) is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws"), including, without limitation, those applicable to blood banks, and related laws of the states in which the Seller operates, discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product labeling and advertising and the Environmental Laws (as defined herein). Except as set forth in Schedule 4.10(a) , Seller has not received notice of any violation or alleged violation of, and is subject to no liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws. All reports and returns required to be filed by Seller with any governmental authority have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

               (i) The operation of the business as it is now conducted does not in any manner constitute a nuisance or other tortuous interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

               (ii) Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

               (iii) With respect to employees, Seller has delivered to Buyer copies of all reports of Seller since its inception in 1995 required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

               (iv)    Seller is in compliance with all
Environmental Laws relating to the operation at the leased Real
Property identified on Schedule 1.1(a).

          (b)     Licenses and Permits. Except as set forth on
Schedule 4.10(a), to the best of the knowledge of Seller, Parent, and their officers, Seller has all licenses, permits, registrations, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the conduct of the business (as presently conducted). All such licenses, permits, registrations, approvals, authorizations and consents are described in Schedule 1.1(i), are in full force and effect, except those applications which have been applied for, but not yet issued and which are identified as "Pending" on the schedule, and except as set forth on Schedule 4.10(b)(i), are assignable to Buyer in accordance with the terms hereof. Except as set forth in
Schedule 4.10(a), Seller (including its operations, properties and assets) is and has been in compliance with all such permits, registrations, approvals, authorizations and consents.

          Seller has delivered to Buyer copies of all licenses, permits, registrations, approvals, authorizations and consents of all governmental and regulatory authorities, and has delivered copies of all applications for such licenses, permits, registrations, approvals, authorizations and consents, and reports of Seller to the Federal Food and Drug Administration and the Missouri Health Department. Furthermore, Seller has taken all steps, including any filings with governmental or regulatory authorities, necessary to effect transfer all licenses, permits, registrations, approvals, authorizations and consents to Buyer and has delivered to Buyer copies of such filings or other relevant correspondence with the appropriate governmental or regulatory authorities.

          (c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Medical Waste Tracking Act of 1988 and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts, are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 4.10(c), to the best of the knowledge of Seller, Parent, their officers and directors, the Seller is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against Seller relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. There are no past or present (or, to the best of Seller's knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

      4.11    Title to and Condition of Properties.

           (a) Marketable Title. Subject only to the provision of the leases listed in Schedules 1.1(a) and 1.1(b), Seller has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, leases, purchase agreements, financing leases, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule
4.11(a). Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby except as set forth on Schedule 4.11(a). At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in Schedules 1.1(a), 1.1.(b) and 4.11(a).

          (b) Condition. All tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the continuing and safe use thereof in the conduct of the normal operations of Seller), have been maintained consistent with the standards generally followed in the industry and applicable legal standards and are sufficient to carry on business of Seller as conducted during the preceding 12 months. All buildings, plants and other structures utilized by Seller are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

          (c) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of Seller to be conveyed to Buyer is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor to the best of Seller's, its officers' and directors' knowledge has any such condemnation, expropriation or taking been proposed.

     4.12 Insurance. Set forth in Schedule 4.12 is a complete and accurate list and description of all policies of fire, casualty, general liability, product liability, healthcare entity (Blood Bank) liability, workers compensation, health and other forms of insurance in effect as of the Closing, with respect to the business of Seller, true and correct copies of which have heretofore been delivered to Buyer. Schedule 4.12 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of ten thousand dollars ($10,000). All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Seller, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated , and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 4.12 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither Seller nor any officer or director has knowledge of any act or omission of Seller which could result in cancellation of any such policy prior to its scheduled expiration date. Seller has not been refused any insurance with respect to any aspect of the operations of Seller's business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Seller has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Seller pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Seller nor any of its officers, directors knows of any basis for denial of any claim under any such policy. Such policies are sufficient in all material respects for compliance by Seller with all requirements of law and with the requirements of all contracts to which Seller is a party.

     4.13    Contracts and Commitments.

          (a) Schedules. Schedules 1.1(a) through 1.1(k) are complete and correct as to the matters they purport to represent.

          (b)     Contracts.  Schedules 1.1(f)(i), (ii), (iii), and
(iv)  set forth, collectively, all Contracts of the Seller.

          (c) Purchase Commitments. Seller has no purchase commitments for Inventory (items or supplies) that, together with amounts on hand, constitute in excess of six (6) months normal usage, or which are at an excessive price compared with Seller's past prices.

          (d) Sales Commitments. Seller has no contracts or commitments relating to sales of Blood Products. Seller has no contracts or commitments except those made in the ordinary course of the business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Seller.

          (e) Contracts With Affiliates and Certain Others. Seller has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or officer, employee, independent contractor, agent, consultant, distributor, blood bank depository, transfusion service, blood collection center or Mobile Unit that is not cancelable by Seller on notice of not longer than 30 days without cause, liability, penalty or premium of any nature or kind whatsoever.

          (f) Powers of Attorney. The Seller has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

          (g) Collective Bargaining Agreements. Seller is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

          (h) Loan Agreements. Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

          (i) Guarantees. Except as disclosed on Schedule 4.13(i), Seller nor Parent, on behalf of Seller, has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

          (j) Burdensome or Restrictive Agreements. Seller is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of Seller. Without limiting the generality of the foregoing, Seller is not a party to nor is it bound by any agreement requiring Seller to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Seller from competing in the geographical area or soliciting customers or otherwise restricting it from carrying on the business anywhere in the world.

          (k) Other Material Contracts or Commitments. Seller nor Parent, on behalf of Seller, have no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $10,000, or involving performance over a period of more than three months, or which is otherwise individually material to the operations of Seller, except as explicitly described in Schedule 4.13(k) or in any other Schedule.

          (l) No Default. Except as disclosed on Schedule 4.13(l), Seller is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's obligations or result in the creation of any Lien on any of the Purchased Assets. No third party is in default under any lease, contract or commitment to which Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     4.14 Labor Matters. Except as set forth in Schedule 4.14, since its inception in 1995, Seller has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 4.14, (a) Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;
(b) there is no unfair labor practice charge or complaint against Seller pending or threatened; (c) there is no labor strike, dispute, request for, slowdown or stoppage actually pending or threatened against or affecting Seller nor any secondary boycott with respect to products of Seller; (d) no question concerning representation has been raised or is threatened respecting the employees of Seller; (e) no grievance and no arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Seller concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency.

     4.15 Employment Compensation. Schedule 3.3 contains a true and correct list of all employees to whom the Seller is paying compensation, including bonuses and incentives for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

     4.16 Trade Rights. Schedule 1.1(e) lists all Trade Rights in which Seller now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Seller, and also indicating which of such Trade Rights are registered. All Trade Rights have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Seller, as such is currently being conducted or proposed to be conducted, Seller does not require any Trade Rights that it does not already have. Seller is not infringing and has not infringed any Trade Rights of another in the operation of the business of Seller, nor is any other person infringing the Trade Rights of Seller. Seller has not granted any license or made any assignment of any Trade Right listed on Schedule 1.1(e , nor does Seller pay any royalties or other consideration for the right to use any Trade Rights of others. There are no inquiries, investigations or claims or litigation challenging or threatening to challenge Seller's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Seller. All Trade Rights of Seller are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Seller.

     4.17 Major Customers. Schedule 1.1(f)(ii) contains a list of the customers of Seller, since Seller's inception in 1995 showing the total dollar amount of net sales to each such customer during each month in such period. Customers include hospitals, health systems, third-party payors, blood bank depositories, transfusion services, and blood collection centers. Seller, Parent nor any of their officers have any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 1.1(f)(ii) will not continue to be customers of Buyer after the Closing at substantially the same level of purchases as heretofore except as disclosed on Schedule 4.17.

     4.18 Blood Product or Related Liability. Schedule 4.18 contains a description of all product liability claims and similar claims, actions, litigation and other proceedings relating directly or indirectly to Blood Products manufactured, distributed or sold, or related services rendered, including operation of the blood bank, donor selection, and screening, and donor/recipient recordkeeping and notification which are presently pending or which to Seller, Parent or any of their officers or directors' knowledge are threatened, or which have been asserted or commenced against Seller within the last five
(5) years, in which a party thereto either requests injunctive relief (whether temporary or permanent) or alleges damages (whether or not covered by insurance). There are no defects in preparation, storage or manufacture of Blood Products which would adversely affect performance or create an unusual risk of injury to persons or property, specifically including Blood Products in the Inventory. The Blood Products have been processed so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their distribution, sale and use. The materials furnished with the Blood Products provide adequate safety instructions and warnings under the applicable law of all jurisdictions in which the Seller's products have been sold.

     4.19 No Brokers or Finders. Neither Seller nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     4.20 Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement, nor any schedule, document or certificate delivered to Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, schedule or document delivered by or on behalf of Seller shall be deemed representations and warranties by the Seller.

     4.21 Hart-Scott-Rodino Act Representation. Parent has no more than $4,500,000 in assets, as reflected in Parent's most recent balance sheet, nor more than $11,000,000 in revenues in its most recently completed full fiscal year.

5.      REPRESENTATIONS AND WARRANTIES OF BUYER
-----------------------------------------------

     Buyer makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Seller or any notice to Seller, and shall survive the Closing of the transactions provided for herein.

     5.1     Corporate.

          (a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

          (b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

     5.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its Shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     5.3 No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     5.4 Securities Laws. Buyer has complied with all state and federal securities applicable to Buyer by reason of the transaction contemplated by this Agreement.

     5.5 Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement, nor any schedule, document or certificate delivered to Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, schedule or document delivered by or on behalf of Seller shall be deemed representations and warranties by the Seller.

     5.6 Absence of Litigation. To the knowledge of Buyer, there are no claims, actions, suits, proceedings or investigations pending or threatened against Buyer before any court, arbitrator or administrative, governmental or regulatory authority or body which could reasonably be expected to adversely affect Buyer's ability to perform it obligations under this Agreement or as contemplated hereby.

     5.7 SEC Reports. As of their respective dates, all reports or registration statements filed by Buyer with the Securities and Exchange Commission ("SEC") since 1995, including all exhibits thereto and items incorporated therein by reference, do not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, under the circumstances in which they were made, not misleading.

     5.8 No Violation. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto, and the consummation by Buyer of the transactions contemplated hereby and thereby, (a) will not violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will not require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body,, will not violate or conflict with, or constitute a default (or an event with, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon, any of the assets of Buyer under any term or provisions of Buyer's Articles of Incorporation, Bylaws or other constituent documents of Buyer or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of Buyer's assets or properties may be bound or affected.

     5.9 Operations of Seller. Buyer recognizes that Parent provides certain services and support to Seller, including without limitation, financial reporting services and human resources. Buyer recognizes that such services and support are necessary for the ongoing operation of Seller's activities and operations, and that any assets owned by Parent which are necessary to provide such services and support are not transferred, sold or assigned to Buyer under the terms and provision of this Agreement. Buyer recognizes that, in order to conduct operations in the Area in a manner similar to that conducted by Seller, Buyer must provide the services and support currently being provided by Parent.

6.	EMPLOYEES - EMPLOYEE BENEFITS
--------------------------------------

     6.1     Employees.   Seller shall terminate employment of all
employees of Seller as of Closing. Buyer shall not be responsible for any compensation or benefits (including sick leave or vacation pay) due from Seller to Seller's employees.

     6.2 Retained Responsibilities. Seller agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under Seller's employee benefit programs brought by, or in respect of employees and former employees of the Seller, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes.

     6.3 Payroll Tax. Seller agrees to make a clean cut-off of payroll and payroll tax reporting with respect to its employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing. Seller also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for salaries, wages and other compensation paid through the Closing Date.

     6.4     Termination Benefits.   If any action on the part of
Seller prior to the Closing, or if the sale to Buyer of the assets of Seller pursuant to this Agreement or the transactions contemplated hereby, shall result in any liability or claim of liability for severance payments, termination benefits, accrued vacation pay or other compensation or benefits, or any liability, forfeiture, fine or other obligation by virtue of any state, federal or local "plant-closing" or similar law, such liability or such other liability, forfeiture, fine or other obligation or claim of liability shall be the sole responsibility of Seller.

7.	OTHER MATTERS
---------------------

     7.1 Surrender of Certain Licenses. At and effective as of Closing, Seller shall irrevocably cancel, surrender or otherwise give up all Regulatory Authorizations which are Excluded Assets.

     7.2 Use of Seller's Name. Following the Closing, neither Seller nor any Affiliate shall, without the prior written consent of Buyer (which may be withheld in Buyer's sole discretion), make any use of the name "Gateway Community Blood Program, Inc." or any other name confusingly similar thereto, except as may be necessary for Seller to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business, provided that the parties hereto agree that the use by Seller or Parent of the name "Community Blood Program, Inc." or any variation thereof in conjunction with other neighborhoods, communities, towns or other locales shall not be considered confusingly similar thereto.. Buyer understands that Parent's existing corporate brochure identifies the corporate name and will allow Parent to distribute such materials provided that, Parent provides an insert to such brochure identifying this transaction such that there will not be any confusion as to who owns the assets. After the depletion of the existing supply of brochures, or December 31, 1997, whichever occurs first, Parent will remove corporate name from all materials.

     7.3 Bulk Sales Compliance. Seller and Buyer waive compliance with the bulk sales or bulk transfer statutes of all states having jurisdiction.

     7.4 Investigations. The respective representations and warranties of Seller and Buyer contained herein or in any certificates or other documents delivered at or prior to the Closing, shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

8.	FURTHER COVENANTS OF SELLER
------------------------------------

     Seller covenants and agrees as follows:

     8.1 Access to Information and Records. During the period prior to the Closing, Seller shall give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Seller for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Seller shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Seller as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and
(iii) with the prior consent of Seller in each instance (which consent shall not be unreasonably withheld), access to suppliers, customers and others having business dealings with Seller.

     8.2 Consents. Seller will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby, including, without limitation, the consent of each lessor of real or personal property leased by Seller under leases being assumed by Buyer herein to assignment of the lessee's interest under the lease of such property to Buyer. All such consents shall be in writing and executed counterparts thereof shall be delivered to Buyer promptly after Seller's receipt thereof but in no event later than two business days prior to the Closing.

     8.3 Other Action. Seller shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

     8.4 Disclosure. Seller shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in any Schedule. Seller shall amend such Schedules to reflect such matters.

9.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
---------------------------------------------------

     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

     9.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made or deemed made by Seller in this Agreement, and the statements contained in any Schedule or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date or subsequently amended.

     9.2 Compliance With Agreement. Seller shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.1 and the furnishing of all Schedules in accordance with Section 13.

     9.3 Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, Seller or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

     9.4 Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer. After the Closing, Seller will continue to use their best effects to obtain any such consents or approvals, and Seller shall not be relieved of any liability hereunder for failure to perform any of its covenants or for the inaccuracy of any representation or warranty.

     9.5 Estoppel Certificates. Seller shall have delivered to Buyer on or prior to the Closing Date an estoppel certificate or status letter from the landlord under each Real Property Lease which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by Seller under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) a statement that the transactions contemplated by this Agreement will not constitute default under the lease and that the landlord consents to the assignment of the lease to Buyer.

     9.6 Seller's Disclosure Schedules. The Schedules referred to in Section 13 are satisfactory to Buyer, in Buyer's sole discretion.

10.	CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS
----------------------------------------------------

     Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

     10.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

     10.2 Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.2.

     10.3 Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, Seller or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

     10.4 Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Seller. After the Closing, Buyer will continue to use their best effects to obtain any such consents or approvals, and Buyer shall not be relieved of any liability hereunder for failure to perform any of its covenants or for the inaccuracy of any representation or warranty.

     10.5    Removal of Guaranty.   Any Guaranty of Parent used to
secure leased property will be released by the appropriate
Landlord.

11.	CLOSING
---------------

     The closing of this transaction ("the Closing") shall be deemed to have taken place on August 1, 1997. Such date is referred to in this Agreement as the "Closing Date".

     11.1 Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

          (a) Bills of Sale. General warranty bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

          (b) Compliance Certificate. A certificate signed by the chief executive officer of Seller that each of the representations and warranties made by Seller in this Agreement, as amended, is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that Seller have performed and complied with all of Seller's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

          (c) Opinion of Counsel. The written opinions of counsel to Seller, dated as of the Closing Date, addressed to Buyer, substantially in the form attached as Exhibit 11.1(c) hereto.

          (d) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Seller authorizing and approving the transactions contemplated by this Agreement of Seller approving the form of this Agreement.

          (e) Articles; Bylaws. A copy of the By-laws of Seller certified by the secretary of Seller, and a copy of the Articles of Incorporation of Seller certified by the Secretary of State of the state of incorporation of Seller.

          (f) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

          (g) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

     11.2    Documents to be Delivered by Buyer.  At the Closing,
Buyer shall deliver to Seller the following documents, in each case duly executed or otherwise in proper form:

          (a) Cash. To Seller a certified or bank cashier's check (or wire transfer) as required by Sections 3.1(b) and (c) hereof.

          (b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Seller and its counsel to evidence the assumption of Seller debts, liabilities and obligations as provided for in
Article 2.

          (c) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement, as amended, are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

          (d) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          (e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Seller by Buyer pursuant to the terms hereof.
(f)	Opinion of Counsel.  The written opinion of
counsel to Buyer, dated as of the Closing Date, addressed to Seller, substantially in the form attached as Exhibit 11.2(c) hereto.

          (g) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

12.	TERMINATION
--------------------

     12.1 Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

          (a) by mutual written agreement of Buyer and Seller, or

          (b) by either Buyer or Seller if the Closing shall not have occurred on or before August 4, 1997, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

     12.2    Termination for Breach.

          (a) Termination by Buyer. If (i) there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Seller shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then Buyer may, by written notice to Seller at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
Section 12.2 hereof.

          (b) Termination by Seller. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Seller, or (ii) there has been a failure of satisfaction of a condition to the obligations of Seller which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Section 12.2 or otherwise without grounds to do so, then Seller may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
Section 12.2(c) hereof.

          (c) Effect of Termination. Termination of this Agreement pursuant to this Section 12 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Article 12 of this Agreement shall survive termination.

13.	DISCLOSURE SCHEDULE
---------------------------

     The Schedules have been compiled, dated and delivered to Buyer at Closing. Information set forth in the Disclosure Schedule will specifically refer to the article and section of this Agreement to which such information is responsive and such information shall be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule will include a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule shall not materially affect the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

14.	FURTHER ASSURANCE
-------------------------

     From time to time, Buyer or Seller may request without further consideration, that Buyer or Seller execute and deliver such documents and take such other action as may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the assets being transferred hereunder.

15.	ANNOUNCEMENTS
---------------------

     Announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of the other in all essential respects, except that approval shall not be required as to any statements and other information which it may submit to the Securities and Exchange Commission, the Missouri Secretary of State or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or any state or local securities regulatory board, or otherwise required by law.

16.	ASSIGNMENT; PARTIES IN INTEREST
---------------------------------------

     16.1 Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, that, in the event that, following written notice to Buyer, Seller elects to assign or transfer all or any part of its rights and obligations hereunder to Parent, such assignment or transfer shall not require the consent of Buyer. Notwithstanding the foregoing, Buyer may, without consent of Seller, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Seller hereunder.

     16.2 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

17.	RESOLUTION OF DISPUTES
------------------------------

     17.1 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms, or any claim that the execution and delivery of such agreements constituted a violation of the securities laws of any state or the United States or any claim for damages or rescission of this Agreement for fraud, misrepresentation or violation of any such securities laws, shall be settled by binding arbitration held in Los Angeles County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 17.

     17.2 Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $150,000, then the panel to be appointed shall consist of three neutral arbitrators;
otherwise, one neutral arbitrator.

     17.3 Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

     17.4 Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

     17.5 Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Seller and Buyer hereby submit to the in personam jurisdiction of the Federal and State courts in California, for the purpose of confirming any such award and entering judgment thereon.

     17.6    Confidentiality.  All proceedings under this Article
17, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

     17.7 Continued Performance. The fact that the dispute resolution procedures specified in this Article 17 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

     17.8 Tolling. All applicable statues of limitation shall be tolled while the procedures specified in this Article 17 are pending. The parties will take such action, if any, required to effectuate such tolling.

18.	LAW GOVERNING AGREEMENT
-------------------------------

     This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the Commonwealth of Massachusetts, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

19.	AMENDMENT AND MODIFICATION
----------------------------------

     Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

20.	INDEMNIFICATION
------------------------

     Seller agrees to indemnify and hold harmless Buyer for any post-closing actions for any events occurring prior to Closing relating to this transaction and not resulting from the Buyer's negligence. Buyer agrees to indemnify and hold harmless Seller for any events occurring after the Closing relating to this entire transaction or Buyer's operation of business and not resulting from the Seller's negligence. Seller shall not be liable hereunder except to the extent that the aggregate claims and liabilities exceed $5,000, and then only to the extent of such excess.

21.	NOTICE
---------------

     All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

          (a)     If to Buyer, to:

                  Haemonetics Corporation
                  400 Wood Road
                  Braintree, Massachusetts  02184
                  Attn:   John F. White
                          President and Chief Executive Officer

                  (with a copy to):

                  Haemonetics Corporation
                  400 Wood Road
                  Braintree, Massachusetts  02184
                  Attn:   Alicia R. Lopez
                          Vice President and General Counsel

or to such other person or address as Buyer shall furnish to Seller in writing.

          (b)     If to Seller, to:

                  HemaCare Corporation
                  4954 Van Nuys Boulevard
                  Sherman Oaks, California  91407
                  Attn:   Hal I. Lieberman
                          President and Chief Executive Officer

                  (with a copy to)

                  Sheppard, Mullin, Richter & Hampton LLP
                  333 South Hope Street, 48th Floor
                  Los Angeles, California 90071
                  Attn:   Lawrence Braun, Esquire

or to such other person or address as Seller shall furnish to Buyer in writing.

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

22.	EXPENSES
----------------

     Regardless of whether or not the transactions contemplated hereby are consummated:

     22.1 Brokerage. Seller and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold Seller harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Seller agrees to hold Buyer harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Seller in connection with the execution of this Agreement or the transactions provided for herein.

     22.2 Expenses to be Paid by Buyer. Buyer shall pay, and shall indemnify, defend and hold Seller harmless from and against, each of the following:

          (a) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

          (b) Professional Fees. All fees and expenses of Buyer's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

     22.3 Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

     22.4 Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Article 17 the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

23.	NON-COMPETITION
-----------------------

     Seller and Parent agree that for a period ending twelve (12) months after Buyer has satisfied all payment obligations hereunder, neither of them shall, directly or indirectly, through an Affiliate or otherwise, enter into any contract, joint venture, or other arrangement with any other party to supply whole blood or blood components to customers in the Area, or to conduct or aid any party engaged in the business of component collection in the Area that is similar to or competitive with the business of Gateway Blood Program, Inc.; provided that, notwithstanding the foregoing, nothing in this Agreement shall prevent Parent or Buyer from purchasing blood or blood products in the Area during the period of their non-competition obligations as provided herein.

24.	ENTIRE AGREEMENT
-------------------------

     This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

25.	COUNTERPARTS
--------------------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.	HEADINGS
-----------------

     The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

27.	FURTHER DOCUMENTS
-------------------------

     Buyer and Seller each agree to execute all other documents and to take such other action or corporate proceedings as may be necessary or desirable to carry out the terms hereof.

28.	MISCELLANEOUS
---------------------

     28.1 Books and Records. Buyer agrees that it will cooperate with and make available to Seller, during normal business hours, all of Seller's corporate books and records, information and employees ("Information") (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such corporate books and records, information or employees for any reasonable business purpose. Buyer shall (i) provide to Seller such access to the Information as may reasonably be requested in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for taxes, and (ii) retain and provide Seller with any records or other information that may be relevant to such return, audit or examination, proceeding, or determination that affects any amount required to be shown on any tax returns of Seller for any period.

     28.2 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any third person or party any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

29.	SURVIVAL
----------------

     All provisions of this Agreement shall survive the Closing.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SELLER						BUYER

Gateway Community Blood Program, Inc.		         Haemonetics Corporation

/s/ Hal I. Lieberman                            /s/ John F. White
-------------------------                       --------------------------
Hal I. Lieberman                                John F. White
President and CEO                               President and CEO


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